EXHIBIT 99.1

18100 Von Karman Avenue Suite 500 Irvine, CA 92612 949.852.0700

NEWS RELEASE

Contact:    Jennifer Franklin
Phone:        949.333.1721
Email:        jfranklin@steadfastcmg.com

STEADFAST APARTMENT REIT TOPS $1 BILLION IN ASSETS
WITH CHICAGO-AREA ACQUISITION
REIT Now Owns 26 Properties in 11 States
IRVINE, Calif., Nov. 2, 2015 – Steadfast Apartment REIT announced that it has acquired Meadows at River Run, a 374-unit apartment community located in Bolingbrook, Ill.—just 25 miles outside of the Chicago Central Business District—for a purchase price of $58.5 million. With the acquisition of Meadows at River Run, Steadfast Apartment REIT has acquired over $1 billion in properties.
“Over the past 18 months, we believe that Steadfast Apartment REIT has amassed a portfolio of quality apartment communities in prolific markets that embody the live-work-play environment that residents seek,” said Ella Shaw Neyland, president of Steadfast Apartment REIT. “We are exceedingly pleased with how our portfolio looks today and offer our continued thanks to our shareholders who have shown their commitment to the Steadfast business plan.”

Meadows at River Run offers one-, two- and three-bedroom apartment homes ranging between 670 and 1,262 square feet. Built in 2001, community amenities include full-size washers and dryers, walk-in closets, wood-burning fireplaces, garages, a resort-style swimming pool, 24-hour fitness center, business center and pet park. Average in-place rents at the 93.6% occupied property are $1,271.
Steadfast Apartment REIT will initiate a moderate value enhancement plan at the property. Improvements to interiors will be completed when turning the apartment homes between residents and will include new lighting, plumbing, stainless steel appliances, faux wood blinds and upgraded countertops.
The suburb of Bolingbrook has an average household income in excess of $91,000 and offers residents a choice of retail and entertainment centers as well as convenient access to downtown Chicago.
This is the second Chicago-area property for Steadfast Apartment REIT. Earlier this year it acquired Randall Highlands in North Aurora. With these latest acquisitions, the REIT has acquired over 8,500 units in Alabama, Colorado, Georgia, Illinois, Indiana, Kentucky, Missouri, Oklahoma, South Carolina, Tennessee and Texas.

About Steadfast Apartment REIT
    Steadfast Apartment REIT intends to acquire and operate a diverse portfolio of well-positioned, institutional-quality apartment communities in targeted markets throughout the United States that have demonstrated high occupancy and income levels across market cycles. Steadfast Apartment REIT is sponsored by Steadfast REIT Investments LLC, an affiliate of Steadfast Companies, an Orange County, Calif.-based group of affiliated real estate investment and operating companies that acquire, develop and manage real estate in the U.S. and Mexico.

This release contains certain forward-looking statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of Steadfast Apartment REIT’s annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES.